Exhibit 99.9

WAIVER AND AMENDMENT AGREEMENT

THIS WAIVER AND AMENDMENT AGREEMENT (the “Agreement”) is entered into as of the 13th day of June, 2008, by and between Bell Industries, Inc., a California corporation (“Bell California”), and Bell Industries, Inc., a Minnesota Corporation (“Bell Minnesota, and together with Bell California, the “Company”), on the one hand, and Newcastle Partners, L.P., a Texas limited partnership (the “Noteholder”), on the other hand.

WHEREAS, the Company issued to Noteholder a $10,000,000 convertible promissory note on January 31, 2007, which note was amended and restated on March 12, 2007 (the convertible promissory note, as amended, the “Note”);

WHEREAS, the Company and Noteholder entered into a Security Agreement dated March 12, 2007 (the “Security Agreement”) and certain related agreements granting Noteholder a security interest in the Collateral (as defined in the Security Agreement) to secure the Company’s obligations under the Note;

WHEREAS, the Company has previously entered into an Asset Purchase Agreement with Velocita Wireless LLC, which agreement is set forth hereto as Exhibit A (the “Asset Purchase Agreement”) to sell certain material assets of the Company, and the consummation of the transactions contemplated thereby by the Company would constitute a breach of, inter alia,  Sections 10(c) and 11 of the Note and a breach of the Security Agreement, respectively (collectively, the “Defaults”) but for the execution of this Agreement;

WHEREAS, the Company is also considering future transactions;

WHEREAS, the Company seeks a forbearance and waiver from Noteholder under the Note and the Security Agreement with respect to the transactions contemplated by the Asset Purchase Agreement and for certain future transactions;

WHEREAS, the Company also seeks an additional waiver under the Note that would permit the Company, for a period of ninety (90) days following the date hereof, to prepay all outstanding amounts owing under the Note without penalty or premium;

WHEREAS, in consideration of the granting of the foregoing waiver, forbearance and limited prepayment right, and for the other benefits the Company is receiving under this Agreement, the Company proposes to enter into, upon the consummation of the transactions set forth in the Asset Purchase Agreement a certain Amended Note (as hereinafter defined, the form of which is set forth hereto as Exhibit B); and

WHEREAS, the Board of Directors of the Company has formed a special committee consisting of directors unaffiliated with Noteholder for the purpose of reviewing, negotiating and approving the terms of this Agreement and the Amended Note on behalf of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  WAIVER AND FORBEARANCE

1.1  Subject to the conditions set forth in  Section 2.1, Noteholder hereby grants the Company a waiver of the Defaults for the limited purpose of permitting the Company to consummate all of the transactions under and contemplated by the Asset Purchase Agreement (the “Transaction Waiver”).  The Transaction Waiver shall not be effective until each of the conditions in Section 2.1 hereof have been fulfilled.

1.2  The Company represents, warrants, acknowledges and agrees that the Transaction Waiver shall be required in order for the Company to consummate the transactions set forth in the Asset Purchase Agreement.

1.3  The Transaction Waiver is not a continuing waiver of Sections 10(c) and 11 of the Note (or the Amended Note) or any other provisions of the Note (or the Amended Note), or any provisions of the Security Agreement, and shall apply solely in respect of the transactions expressly set forth in the Asset Purchase Agreement.  For the avoidance of doubt, the Transaction Waiver shall not apply to any amendment, modification or waiver of the Asset Purchase Agreement or in respect of any transactions contemplated by any Asset Purchase Agreement as amended, modified or waived.

1.4  The Transaction Waiver shall be revoked in the event the Company breaches (or determines to breach at or prior to the closing under the Asset Purchase Agreement) any of its other obligations under this Agreement.

SECTION 2.  AMENDMENT OF FOOTHILL FACILITY AND AMENDMENT OF NOTE

2.1  The effectiveness of the Transaction Waiver described in Section 1 shall be subject to the following conditions set forth in Sections 2.1(a), (b) and (c) below:

(a)
The Company shall have received consent from Wells Fargo Foothill, Inc. (including any successor or assignee, “Foothill”) under the Company’s financing agreements with Foothill for the actions contemplated in this Agreement, to the extent such consent is required thereunder.

(b)
Noteholder shall have entered into an amendment of the Intercreditor and Subordination Agreement dated as of January 31, 2007 with Foothill, as amended, restated, supplemented, or otherwise modified from time to time (the “Intercreditor Agreement”), which amendment shall provide Noteholder with the right to purchase Foothill’s entire interest in the Company’s financing agreements with Foothill substantially upon the terms set forth in the amendment to the Intercreditor Agreement attached hereto.

(c)	Compliance with the covenant set forth in Section 2.2 below.

2.2  Concurrently with the consummation of the transactions under the Asset Purchase Agreement and upon execution of this Agreement, the Company shall issue to Noteholder an amended Note on substantially the terms set forth on Exhibit B hereto (the “Amended Note”), which Amended Note, when executed, shall amend and supersede the existing Note.  Upon issuance of the Amended Note, the existing Note shall be returned to the Company and shall be cancelled.  The Amended Note, upon issuance, shall be subject to the terms of Section 3 hereto.  For the avoidance of doubt, the parties hereto agree that in the event that the transactions contemplated by the Asset Purchase Agreement are not consummated, then the Company shall have no obligation to issue the Amended Note.

2.3  Upon issuance of the Amended Note hereunder, the Company acknowledges and agrees that (i) all references to the “Note” under the prior transaction and security agreements (including the Security Agreement) (collectively, the “Security Agreements”) executed by the Company and Noteholder shall be deemed to refer to the Amended Note and (ii) all references to “Registrable Shares” under the Registration Rights Agreement dated January 31, 2007 entered into by the Company and Noteholder (and any other agreement or instrument executed in connection therewith where such term applies) shall be deemed to include all shares issuable under the Amended Note.  The foregoing supersedes any contrary or inconsistent provision in documents executed by the parties.

SECTION 3.  LIMITED PREPAYMENT RIGHT

3.1  Notwithstanding anything to the contrary set forth herein or in the Amended Note, the Noteholder hereby agrees that, for a period of ninety (90) days following the date hereof (the “Prepayment Period”) (i) the Company shall have the right to prepay all amounts outstanding under the Amended Note at 105% (the “Applicable Prepayment Premium Rate”) of the aggregate outstanding principal under the Amended Note, plus accrued but unpaid interest thereon and (ii) the Noteholder shall not have the right to convert the Amended Note into the Company’s Common Stock pursuant to the provisions therein.  The foregoing shall operate as a limited waiver of any contrary provisions set forth in the Amended Note.  Upon expiration of the Prepayment Period, the Company’s prepayment right as set forth herein and this limited waiver of the prepayment restriction shall terminate, and the Company’s rights with respect to prepayment shall be solely as set forth in the Amended Note .

3.2  Noteholder agrees that, during the Prepayment Period, Noteholder shall (i) if proceeds from the issuance of securities are used to prepay Noteholder in full, waive any pre-emptive right it has to acquire any of the Company’s securities triggered by such issuance and (ii) cooperate with the Company in the Company’s efforts to obtain permanent debt financing in replacement of the financing under the Amended Note (the “Replacement Financing”).  Noteholder and its representatives shall use commercially reasonable efforts to facilitate the closing of any such Replacement Financing during the Prepayment Period, including execution of customary payoff letters and lien releases.

SECTION 4.   ADDITIONAL WAIVER.

Subject to the conditions set forth on Schedule A to this Agreement, Noteholder hereby grants the Company a waiver of breaches under Sections 11(c) and 13 of the Amended Note and breaches under the Security Agreement (the “Additional Transaction Defaults”) for the limited purpose of permitting the Company to consummate a potential sale of the assets set forth Schedule A (the “Additional Transaction Waiver”).  The Additional Transaction Waiver shall not be effective unless and until each of the conditions on Schedule A have been fulfilled.  The Additional Transaction Waiver is not a continuing waiver of Sections 11(c) and 13 of the Amended Note or any other provisions of the Amended Note, or any provisions of the Security Agreement, and shall apply solely in respect of a sale of the assets set forth on Schedule A which is undertaken in manner consistent with the conditions set forth on Schedule A.  The Company represents, warrants, acknowledges and agrees that the Additional Transaction Waiver shall be required in order for the Company to consummate the disposal of the assets set forth on Schedule A.

SECTION 5.  REPRESENTATIONS AND WARRANTIES.

The Company makes the following representations and warranties to the Noteholder, each of which Noteholder has relied upon in entering into this Agreement:

5.1  Organization, Good Standing and Qualification.  Bell California and Bell Minnesota are corporations duly organized, validly existing and in good standing under the laws of the State of California and the State of Minnesota, respectively.  The Company has all requisite corporate power and authority to own and operate its respective properties and assets and to carry on its respective business as presently conducted and as presently proposed to be conducted.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements or instruments delivered or deliverable in connection herewith (collectively, the “2008 Transaction Documents”) including but not limited to the Amended Note when executed and to carry out the provisions of the 2008 Transaction Documents.  Each of the Company and their respective subsidiaries are duly qualified and is authorized to do business and is in good standing in each jurisdiction in which the nature of its respective activities and of its respective properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to be so qualified would not have a material adverse effect on the Company or its business, taken as a whole.

5.2  Capitalization.  Bell California is authorized to issue 35,000,000 shares of Common Stock, of which 8,650,224 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof.  Bell Minnesota is authorized to issue 5,000 shares of Class A Common Stock and 2,500 shares of Class B Common Stock, $100.00 par value per share,  of which 3,000 shares of Class A Common Stock and 2,047 shares of Class B Common Stock are issued and outstanding, all of which are owned by Bell California.  Except as set forth in Bell California’s current, quarterly, annual and other periodic filings, including the exhibits thereto (the “SEC Reports”) with the U.S. Securities and Exchange Commission (the “Commission”), there are no outstanding options, warrants or other rights to acquire any of the Company’s capital stock, or securities convertible, exercisable or exchangeable for the Company’s capital stock or for securities themselves convertible, exercisable or exchangeable for the Company’s capital stock (together, “Convertible Securities”).  Except as set forth in the SEC Reports, the Company has no agreement or commitment to sell or issue any shares of capital stock or Convertible Securities.  All issued and outstanding shares of the Company’s capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) subject to the rights of Noteholder, are free from any preemptive and cumulative voting rights and (iv) were issued pursuant to an effective registration statement filed with the Commission and applicable state securities authorities or pursuant to valid exemptions under federal and state securities laws.  Except as set forth in the SEC Reports, there are no outstanding rights of first refusal or proxy or shareholder agreements of any kind relating to any of the Company’s securities to which the Company or any of its executive officers and directors is a party or as to which the Company otherwise has knowledge.  When issued in compliance with the provisions of the Amended Note, and subject to any required amendment to Bell California’s Articles of Incorporation to increase the authorized shares thereto in order to satisfy the conversion provisions of the Amended Note (the “Articles Amendment”), as the case may be, the shares issuable thereunder will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that such shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

5.3  Authorization; Binding Obligations.  All corporate action on the part of the Company, its officers and directors (including a special committee of independent directors) necessary for the authorization of the 2008 Transaction Documents and the performance of all obligations of the Company hereunder and thereunder, including the authorization, sale, issuance and delivery of shares of Common Stock upon the conversion of the Amended Note, as the case maybe, has been taken, and no further corporate action is required to be taken, subject to the Articles Amendment.  The 2008 Transaction Documents, when duly executed and delivered by the Company, will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.  The issuance of shares of Common Stock upon conversion of the Amended Note is not and will not be subject to any preemptive rights or rights of first refusal.  The Amended Note upon its execution and issuance under Section 2.2 hereof (including Bell California’s obligation to issue shares of Common Stock upon conversion of any or all principal amounts thereunder), shall continue to be a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.  The security interests granted by the Company to Noteholder pursuant to the Security Agreements continue to be a valid and enforceable security interests in the Collateral (as defined in the Security Agreement) in favor of Noteholder securing all obligations of the Company under the Amended Note.

5.4  No Violation or Conflicts.  The execution and delivery of, and the performance of and compliance with the transactions contemplated by, the 2008 Transaction Documents, and the issuance of shares of common stock upon conversion of the Amended Note, as the case may be, will not, with or without the passage of time or giving of notice or both, result in any material violation of law or agreement, or be in conflict with or constitute a default under any such material term, or result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any subsidiary or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company or any subsidiary, the business or operations of the Company or any subsidiary or any of the assets or properties of the Company or any subsidiary.

5.5  Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement.

SECTION 6.  GOVERNANCE

6.1  Following issuance of the Amended Note, so long as either (a) at any time, Noteholder beneficially owns greater than 50% (which shall be deemed to include, for the avoidance of doubt, all shares of Common Stock issuable upon the conversion of the Amended Note) of the shares of Common Stock outstanding or (b) greater than 50% of the initial principal amount of the Amended Note remains outstanding, Bell California agrees to appoint to its Board of Directors at any time in Noteholder’s discretion, and subject to the requirements of applicable federal and California law (including but not limited to Rule 14f-1 promulgated pursuant to the Securities Exchange Act of 1934, as amended), such number of director designees of Noteholder (each, a Designee) such that Designees constitute 50% of the then outstanding current members of Bell California’s Board of Directors (or, if the number of members of the Board of Directors is an odd integer, such number of Designees shall be the lowest integer that is greater than 50% of the then outstanding members), and Noteholder shall have the right in its sole discretion to designate to Bell any replacement for any Designee, including to designate to Bell any director to fill any vacancy created by the removal, death, retirement or disqualification  (or other cause) of any Designee.  The parties hereto agree and acknowledge that Clinton Coleman and Mark Schwarz are Designees of Noteholder.  Subject to the provisions of Section 6.7(c) of the Note Purchase Agreement (as defined below), Bell California agrees to take any and all action necessary to ensure that promptly following any change in the size of Bell California’s Board of Directors and/or the election or appointment of any additional members to Bell California’s Board of Directors, Bell California is in compliance with the foregoing sentence.  For the avoidance of doubt, for purposes of the provisions of this Section 6.1 only, during the Prepayment Period, Noteholder shall not be deemed to beneficially own Common Stock issuable upon conversion of the Amended Note, as the case may be.

6.2  The rights set forth in Section 6.1 hereof shall be in addition to the rights set forth in Section 6.7 of that certain Purchase Agreement dated January 31, 2007 between Bell California and Noteholder (the “Note Purchase Agreement”), all of which rights remain in full force and effect.  For the avoidance of doubt, the parties hereto agree that in the event that the transactions contemplated by the Asset Purchase Agreement are not consummated, the rights set forth in Section 6.1 shall terminate.

SECTION 7.  MISCELLANEOUS

7.1  Governing Law.  This Agreement shall be governed by the laws of the State of Texas, without regard to conflicts of law principles.  EACH OF THE PARTIES TO THIS AGREEMENT CONSENTS TO SUBMIT TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT.  EACH OF THE PARTIES TO THIS AGREEMENT AGREES NOT TO ASSERT IN ANY ACTION OR PROCEEDING ARISING OUT OF RELATING TO THIS AGREEMENT THAT THE VENUE IS IMPROPER, AND WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.

7.2  Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of, and be binding upon, and be enforceable by each person who shall be a holder of the Note (or the Amended Note, as applicable).  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Noteholder.  The Noteholder may assign some or all of its rights hereunder without the consent of the Company in connection with a transfer by the Noteholder of the Note (or Amended Note, as applicable); provided that any such assignee or transferee shall be subject to the provisions herein as a Noteholder.

7.3  Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to the other in any manner by any representations, warranties, covenants and agreements, except as specifically set forth herein and therein.  Notwithstanding the foregoing, the parties understand and agree that, other than with respect to the Note (which shall be superseded by the Amended Note), the agreements executed by the parties in connection with the Note Purchase Agreement (including but not limited to the Note Purchase Agreement and the Registration Rights Agreement), and all rights thereunder, shall remain effective.

7.4  Severability.  The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

7.5  Amendment and Waiver.  This Agreement may be amended or modified, and any provision hereunder may be waived, only upon the written consent of the Company and the Noteholder.

7.6  Notices.  All notices, requests, consents and other communications hereunder shall be made in writing and shall be deemed given (i) when made if made by hand delivery, (ii) one business day after being deposited with an overnight courier if made by courier guaranteeing overnight delivery, (iii) on the date indicated on the notice of receipt if made by first-class mail, return receipt requested or (iv) on the date of confirmation of receipt of transmission by facsimile, addressed as follows:

(a)           if to the Company, at

Bell Industries, Inc.
8888 Keystone Crossing
Suite 1700
Indianapolis, Indiana 46240
Facsimile: (317) 715-6816
Attention:  Chief Financial Officer

with a copy to:

Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, CA 90064
Facsimile:  (310) 914-5712
Attention:  Mark Kelson, Esq.

(b)           if to the Noteholder, in care of:

Newcastle Partners, L.P.
200 Crescent Court, Suite 1400
Dallas, TX  75201
Facsimile:  (214) 661-7475
Attention:  Evan D. Stone, Esq.

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attn:  Steve Wolosky, Esq.

7.7  Indemnification by the Company.  The Company agrees to indemnify and hold the Noteholder harmless against any loss, liability, damage or expense (including reasonable legal fees and costs) that the Noteholder shall suffer, sustain or become subject to as a result of or in connection with the breach by the Company of any representation, warranty, covenant or agreement of the Company contained in any of the 2008 Transaction Documents;  provided, however, that no indemnification shall be required hereunder for the gross negligence or willful misconduct of the Noteholder or breach by the Noteholder of any of the representations and warranties set forth in Section 6 hereof.  In case any such action is brought against the Noteholder, the Company will be entitled to participate in and assume the defense thereof with counsel reasonably satisfactory to the Noteholder, and after notice from the Company to the Noteholder of its election to assume the defense thereof, the Company shall not be responsible for any legal or other expenses subsequently incurred by the Noteholder in connection with the defense thereof; provided, that if the Noteholder shall have reasonably concluded that there may be one or more legal defenses available to the Noteholder which conflict in any material respect with those available to the Company, the Company shall not have the right to assume the defense of such action on behalf of the Noteholder and the Company shall reimburse the Noteholder for that portion of the fees and expenses of one counsel retained by the Noteholder.

7.8  Release.  In consideration of the agreements of Noteholder contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Noteholder and its successors and assigns, predecessors, subsidiaries, partners (including limited partners), directors, officers, attorneys, employees, agents and other representatives (all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all claims, demands, actions, causes of action, suits, and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement and relating to (a) the transactions contemplated by the Note or the Amended Note or actions taken by Releasees in connection therewith (including but not limited to the negotiation and execution of the Note or the Amended Note) or (b) Noteholder’s capacity as a creditor or stockholder of the Company.  The foregoing release shall not apply with respect to violations or breaches of any state or federal securities laws unrelated to the transactions contemplated by the Note or the Amended Note (it being understood that the foregoing release shall not release Releasees in respect of breaches of representations under the Note or the Amended Note), or fraud or willful misconduct committed by any Releasee.

7.9  Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, to enable the full conversion of the Amended Note.

7.10  Expenses.  The Company agrees to pay or reimburse the Noteholder for its reasonable legal fees and expenses incurred by Noteholder in connection with the negotiation and execution of the 2008 Transaction Documents and any and all expenses that Noteholder may incur after the date hereof in connection with the granting of any waiver with respect to, the modification of any of the terms or provisions of, or the enforcement of any of the 2008 Transaction Documents.

7.11  Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.12  Counterparts.  This Agreement may be delivered via facsimile or other means of electronic communication, and may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures.

Bell Industries, Inc.,		Newcastle Partners, L.P.
a California corporation		By: Newcastle Capital Management, L.P. its General Partner

By	/s/ Kevin Thimjon	By	/s/ Evan Stone

Its	President & CFO	Its	General Counsel

Bell Industries, Inc.,
a Minnesota corporation

By	/s/ Kevin Thimjon

Its	EVP & CFO